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The following is a transcript of an interview given to CNBC by John Chambers and James McDonald on November 18, 2005.

Scientific-Atlanta, Inc.

CNBC

Mark:	Don’t forget to check out our blog or either email your comments to squak@cnbc.com. Cisco Systems is buying Scientific Atlanta and the deal valued at $6.9 billion. Joining us first on CNBC, John Chambers, CEO of Cisco Systems, and James McDonald, Chairman of Scientific Atlanta. They’re coming to us live from Scientific Atlanta headquarters in Atlanta. Gentlemen good morning and thanks very much for being with us.

John:	Mark it’s a pleasure. Thank you for having us this morning.

Mark:	Let me ask is this all about combining digital technologies without regard to whether it’s direct to consumer or you know how does this work for you Mr. Chambers?

John:	Well Mark what happens and please call me John. There’s a convergence of data, voice, video and mobility. And how this works for Cisco is that we’re a clear leader in the data transmission and the voice transmission and the mobility side of the house. The area that we needed to focus on was video. So what it does is focus on the market force jointly and (service provider) but also takes our division in terms of link system, the home computer market and the home entertainment market to another level. So it’s both a consumer play and a service provider play together.

Mark:	But you know isn’t this perhaps a business that won’t exist in five years. I mean they could build a circuitry into a TV set and then you just get a so called Smart Card.

John:	No I disagree Mark. I think what you’re going to find is this is terribly complex especially on the video side. And that’s one of the things that Scientific Atlanta does world class. It’s an art making video work well. Secondly it will require these devices not just going into a network within a home but going into the PCs, the TVs, the DVDs, etc so I think you’re actually going to see the opposite movement. Key take away here Mark is

Jim and I both talked to three customers last night in this marketplace. All of them said this was a brilliant move and why didn’t you do it earlier.

Mark:	Well Mr. McDonald, let me follow up on that. Why would you customers say it’s a brilliant move?

Jim:	Well I think all of our customers are moving more toward bundled solutions which involve voice, data and video. They involve moving toward on-demand services, integrated services and personal services. So to do that, you have to really take all the voice, data, and video services and be able to integrate those in. And while we had very good video experience and systems integration experience, we needed to add the voice and data in the other parts of it to be able to give a complete solution.

David:	So you did not think you were going to be in a position to service the likes of a Verizon or an SBC as they offer what we’re now calling this quadruple play?

Jim:	Well I think you have a kind of a choice. In our case, we weren’t going to be able to build enough resources to do it all. If you partner to do all these, you run the risk that you’ll value will leak out over time. So by doing something like this with Cisco, we can get to the market in a timely fashion and capture the value for our shareholders.

John:	I think the key takeaway on that—I couldn’t tell it that was David or Joe.

David:	It was David.

John:	David I think the key takeaway is this industry is going to consolidate. Customers want to provide more and more from a preferred partner in that environment. And it cuts their cost of support down. It cuts their risk down and improves their time to market. And I think that’s what service providers will clearly see from this.

David:	John, people are going to say how you’re moving into a consumer market that’s going to hurt your margins and that you’re going to use this deal in part because you can ultimately advertise a lot of the purchases and tangibles and good will, which will help your reported earnings but not your gap earnings. How do you respond?

John:	Well I think it’s the opposite of that. As we’ve shown with our (Links Us) acquisition the movement in the consumer market isn’t about gross margins. It’s about how much do you bring to the bottom line. And what Jim’s team at Scientific Atlanta has done very well is they are very, very profitable with rapid growth—10 to 15 percent over the last 10 to 15 years. So I think you will find that this will be very good in terms of cash generation, very good in profit generation regardless of whether you measure by gap or (performance).

Joe:	Hey John. This is Joe (Kern). Now you’ve seen some of your—

John:	Hey Joe.

Joe:	How you doing. Good to see you. You’ve seen some of your big cap tech competitors. They don’t know necessarily what to do with some of their cash. They ended up paying—initiating dividends and immediately the growth crowd said oh-oh, it’s not a growth stock any more. You seem to have hesitated to do that or avoided doing that. Now you’re doing this. Does this mean that it’s going to be your continuing focus that you’re not going to start getting cash back in the form of dividend to shareholders and you’ll do something like this?

John:	Well Joe I think we’re agnostic in terms of how we use our cash as long as it fits into our long term strategy. And in today’s environment buying back shares in stock is what the majority of what our large shareholders want us to do. Secondly, using cash to acquire companies accomplishes the same goal in terms of the (inaudible) of earnings for our shareholders. And third will we pay a dividend sometime in the future? Probably. But at the present time we think we’re a very solid growth company and the majority of our shareholders would prefer to see us use our cash in ways that stimulates that growth such as acquisitions.

Joe:	In the future. So you did say at some point in the future you might. You know in the future, will I be alive? I mean what do you mean by the future? And I know you don’t—I mean I’m a clean liver but you’ll be around Joe. Mr. McDonald, Jim can I ask you a question. Analog television is extinct in April of 2009. There’s going to be 40 million homes that don’t have it. What’s the opportunity for the combined company and providing an instrument to allow the consumer to see digital?

Jim:	Well you know to deliver integrated services, on-demand services, personalization, you need a piece of electronics before the display, which the display is the television. So if you look at it today on a penetration base for example in the cable industry, we’re about 40 to 45 percent penetration in digital. But if you look at the number of TVs that are actually penetrated, it’s only about 25%. So 75% of almost 300 million TVs just in the U.S. really don’t have digital products in front of them yet.

John:	And that’s before you—

Joe:	So we’re talking about—

John:	I’m sorry.

Joe:	Go ahead Jim. We were talking about a market of a significant market at $40 a box is billions of dollars that’s going to have to be spent over the next two years.

Jim:	Well I think as you move more rapidly into it and of course today we put hard-drives into (set tops). We put cable and modems into set tops. In couple of months we will have DVD burners into set tops so it’s not just about putting a product in front of them. It’s about putting a lot of function in front of them that will allow them to get a lot of new services. So it’s not just about just getting a product there. It’s also getting a product there that can be driven by the net work.

David:	Mr. McDonald just a M&A type question, did you talk to any other companies as you went about at least scanning the market to see who was available to buy you?

Jim:	Well we’ve talked to Cisco for many years. We have known them. We’ve worked with the people in a number of them. And of course as we put all our video systems in, we use many of their routers actually to deliver the video through those systems. So we’ve had a relationship for a long period of time. But you know we had a few conversations with the people that we thought might be very close to us. But in general we didn’t go across the board with anything.

Mark:	All right we have to leave it there. Gentleman thank you very much. We appreciate your briefing us on the deal.

John:	Mark thank you.

Mark:	John Chambers with Cisco Systems, James McDonald, Chairman and CEO of Scientific Atlanta. First time CNBC.

Jim:	Thank you both.

Mark:	Thanks to both of them. More of (inaudible) Liz Claiborne going (hostile) offering to buy Jay Jill for—

End of CD

Additional Information and Where to Find It

In connection with the proposed acquisition and required shareholder approval, Scientific Atlanta will file with the Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement. The proxy statement will be mailed to the shareholders of Scientific-Atlanta. Scientific-Atlanta’s shareholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and Scientific-Atlanta. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at its web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Scientific-Atlanta by going to Scientific-Atlanta’s Investor Relations page on its corporate website at www.scientificatlanta.com.

Scientific-Atlanta and its officers and directors may be deemed to be participants in the solicitation of proxies from Scientific-Atlanta’s shareholders with respect to the acquisition. Information about Scientific-Atlanta executive officers and directors and their ownership of Scientific-Atlanta common stock is set forth in the proxy statement for the Scientific-Atlanta 2005 Annual Meeting of Shareholders, which was filed with the SEC on September 27, 2005. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the Scientific-Atlanta and its respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.

In addition, Cisco and its officers and directors may be deemed to have participated in the solicitation of proxies from Scientific-Atlanta’s shareholders in favor of the approval of the acquisition. Information concerning Cisco’s directors and executive officers is set forth in Cisco’s proxy statement for its 2005 annual meeting of shareholders, which was filed with the SEC on September 26, 2005, and annual report on Form 10-K filed with the SEC on September 19, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Cisco’s Investor Relations Website at http://www.cisco.com/go/investors.